Exhibit 99.1
March 14, 2011
PRIVATE AND CONFIDENTIAL
ODS-Petrodata, Inc.
3200 Wilcrest Dr., Suite 170
Houston, Texas 77042
Re: Consent to Use of Data
Dear Sir or Madam:
          RigNet, Inc. (“RigNet”) requests your consent to cite, in its annual report on Form 10-K and any amendments thereto, certain data contained in a RigBase Current Activity data download dated December 1, 2010 and a RigBase Current Activity data download dated February 21, 2011. Furthermore, we also request to cite ODS-Petrodata, Inc. as the source of such data.
          If this is acceptable, please indicate your consent to our use of the data by countersigning this letter. Please email or fax the executed consent to William Sutton at (281) 674-0101 or bill.sutton@rig.net, and return the original executed consent to William Sutton at 1880 S. Dairy Ashford, Suite 300, Houston, Texas 77077. Please call the undersigned at (281) 674-0713 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is greatly appreciated.

Sincerely, RigNet, Inc.
/s/ William D. Sutton
William D. Sutton, Vice President
and General Counsel

CONSENT GRANTED:

ODS-Petrodata, Inc.
By:	/s/ John Large
	Name:	John Large
	Title:	V.P. Sales

Date: 3/17/11